Exhibit 10.50

DATED THIS 27th DAY OF March 2013

Between

DBS TRUSTEE LIMITED

AS TRUSTEE OF MAPLETREE INDUSTRIAL TRUST

as the Landlord

And

EQUINIX SINGAPORE PTE. LTD.

as the Tenant

AGREEMENT TO DEVELOP AND LEASE

WONGPARTNERSHIP LLP

12 Marina Boulevard Level 28

Marina Bay Financial Centre Tower 3

Singapore 018982

Tel: +65 6416 8000

Fax: +65 6532 5711/+65 6532 5722

Email: contactus@wongpartnership.com

Website: www.wongpartnership.com.sg

THIS AGREEMENT is made on

BETWEEN:

(1)	DBS TRUSTEE LIMITED (Registration No. 197502043G) as trustee of Mapletree Industrial Trust, a company incorporated in Singapore with its registered office at 12 Marina Boulevard, DBS Asia Central @ Marina Bay Financial Centre Tower 3, Singapore 018982 (the “Landlord”); and

(2)	EQUINIX SINGAPORE PTE. LTD. (Registration No. 200000041Z) a company incorporated in Singapore with its registered office at 20 Cecil Street, #18-02/07 Equity Plaza, Singapore 049705 (the “Tenant”)

(hereinafter individually referred to as the “Party” and collectively referred to as the “Parties”).

WHEREAS:

(A)	The Landlord agrees to procure and/or undertake the development of the Facility on the Land in accordance with the terms of this Agreement.

(B)	The Landlord agrees to lease, and the Tenant agrees to take a lease in respect of the Facility, on terms contained / to be contained in the Lease.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (as hereinafter defined) the following words and expression shall have the meanings hereby assigned to them except where the context otherwise requires:

“Adjusted Contracted NLA” means the Contracted NLA over the Original Land Area multiplied by the New Land Area;

“Agreed Sum” shall have the meaning ascribed to it in Clause 18(a);

“Agreement” means this Agreement to Develop and Lease (including the Appendices), and such other letters and documents as the Parties may expressly identify in writing and agree as forming part of this Agreement;

“Appendices” means the appendices to this Agreement;

“Approvals” means any and/or all relevant permissions, consents, approvals, licences, certificates and permits issued by any of the Authorities;

“Approved Contractors” shall have the meaning ascribed to it in Clause 9.1(b);

“Assignee” shall have the meaning ascribed to it in Clause 12;

“Assignment” shall have the meaning ascribed to it in Clause 12;

“Authorities” means all governmental, quasi-governmental, statutory and regulatory authorities having jurisdiction over the Works, the Property and the Facility and/or the Tenant and/or the Landlord in connection with the Works, the Property and the Facility, including any public authority or public service company whose systems are connected with the Works, the Property and the Facility;

“Bank Guarantee” shall have the meaning ascribed to it in Clause 16.4, the form of which is attached in Appendix 1;

“Base Plans” means the agreed plans depicting the Facility, attached in Appendix 2;

“Base Specifications” means the agreed specifications relating to the Facility, attached in Appendix 2;

“Business Day” means a Day (other than a Saturday, Sunday or a gazetted public holiday in Singapore) on which commercial banks are open for business in Singapore;

“Certified NLA” shall have the meaning ascribed to it in Clause 14.2;

“Change Request Form” means the change request form set out in Appendix 4;

“Conditions Satisfaction Date” shall have the meaning ascribed to it in Clause 14.1;

“Contracted NLA” means 384,799 square feet (35,749 square metres) subject to the Original Land Area being 109,942.5 square feet (10,214 square metres);

“CSC” means the certificate of statutory completion for the Facility issued by the Building and Construction Authority under the Building Control Act (Chapter 29 of Singapore);

“Day” means a calendar day in accordance with the Gregorian calendar;

“Defects Liability Period” means the period of 12 months from the TOP Date;

“Deposit” shall have the meaning ascribed to it in Clause 16.1 read with Item 4 of the Third Schedule of the Lease;

“Detailed Plans and Specifications” means all designs, drawings, plans, layout, details, specifications and other drawn or written information which are necessary to complete the Works prepared and developed by the Landlord in accordance with the Base Plans and Base Specifications;

“Facility” means the build-to-suit data centre facility erected or to be erected at the Land in accordance with the Base Plans and Base Specifications;

“Force Majeure Event” means an exceptional event or circumstance which:

(i)	is beyond the affected party’s control;

(ii)	such affected party could not reasonably have taken precautions against before entering into the contract;

(iii)	having arisen, such affected party could not have avoided or overcome;

(iv)	is not substantially attributable to the other party; and

(v)	has an adverse effect upon the performance by the affected party of its obligations under this Agreement,

and shall include the following events:

(a)	adverse weather conditions;

(b)	damage or disruptions to works caused by storm, lightning, high winds, earthquake, or fire;

(c)	damage or disruptions to works caused by aircraft or aerial objects (provided and to the extent that any of the same are not due to any act, negligence, default, omission or breach of contract by the Landlord and/or the Main Contractor or any of their agents, employees or sub-contractors, direct or indirect, whether in failing to take reasonable steps to protect the Works or otherwise);

(d)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies, insurgency, terrorism, civil commotion or riots;

(e)	rebellion, revolution, insurrection or military or usurped power or civil war;

(f)	riot, commotion or industrial action by workmen, strikes, lockouts or disorder;

(g)	embargoes by any relevant bodies or authorities; and

(h)	ionising radiations, or contamination by radio activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radioactive, toxic, explosive, or other hazardous properties of any explosive, nuclear assembly or nuclear component;

“Guaranteed Period” shall have the meaning ascribed to it in Clause 16.4A(a);

“Head Lease” means the lease to be entered into between the Head Lessor as lessor and the Landlord as lessee;

“Head Lessor” means JTC, and includes its assigns and successors-in-title;

“Initial Period” shall have the meaning ascribed to it in Clause 16.4(c)(i);

“Initial Period Sum” shall have the meaning ascribed to it in Item 4(a)(i) of the Third Schedule of the Lease;

“Interested Parties” shall have the meaning ascribed to it in Clause 24(f);

“JTC” means JTC Corporation, a body corporate incorporated under the Jurong Town Corporation Act (Chapter 150 of Singapore) and having its office at The JTC Summit, 8 Jurong Town Hall Road, Singapore 609434;

“JTC Consent” shall have the meaning ascribed to it in Clause 12(a);

“JTC Fixed Investment Criteria” shall have the meaning ascribed to it in Clause 4A.1;

“JTC Lease Documents” means collectively, (a) the JTC Letter and (b) the Schedule of Building Terms and the lease attached to the Schedule of Building Terms and shall include all documents made between JTC and the Landlord (on the terms and conditions agreed to by the Landlord and the Tenant) which are expressed to be supplemental to any of the JTC Lease Documents;

“JTC Letter” means the letter of offer issued on 22 February 2013 (as varied by the variation letter of offer dated 25 March 2013) from JTC to the Landlord in respect of the lease of the Land to the Landlord and all references to “JTC Letter” in this Agreement shall include all appendices and schedules attached to it;

“Key Milestones” means the key events and stages of completion to be achieved throughout the carrying on of the Works in accordance with the Master Schedule;

“Land” shall mean all that piece of land comprised in Private Lot FX1-4a at Ayer Rajah Crescent, One-North which parcel of land forms part of Lot 04889V of Mukim 3 with a land area of 109,942.5 square feet (10,214 square metres) (which expression includes any part thereof and the Facility);

“Landlord’s Consultants” means the Landlord’s Architects, Quantity Surveyor, Civil & Structural Engineers, Mechanical & Electrical Engineers, Acoustic Consultants, Landscape Consultant, and/or any other persons and/or firms engaged by the Landlord in respect of the Facility or anyone or more of them;

“Landlord’s Representative” means the person appointed as such by the Landlord pursuant to Clause 4.4 of this Agreement;

“laws” means any and/or all present and future laws, legislation, subsidiary legislation, statutes, orders, by-laws, rules, regulations, and notices and requirements of any Authorities;

“Lease” means the lease to be entered into between the Tenant and the Landlord in respect of the Facility, in the form appended as Appendix 6;

“Lease Commencement Date” shall have the meaning ascribed to it in Clause 14.1;

“Licence Commencement Date” means 22 May 2013;

“Main Contract” means the contract in respect of the Project made between (a) the Landlord (as employer) of the one part and (b) the Main Contractor (as main contractor for the Project);

“Main Contractor” means the main building contractor under the Main Contract employed by the Landlord from time to time in respect of the Project;

“Mapletree Industrial Trust” means Mapletree Industrial Trust established in Singapore as a real estate investment trust and constituted by the MIT Trust Deed;

“Master Schedule” shall have the meaning ascribed to it in Clause 7.1. The initial Master Schedule is appended as Appendix 7, and may be revised from time to time by mutual agreement of the Parties;

“Milestone 1 Date” or “Site Possession Date” means the date of delivery of possession of the Land from JTC to the Landlord, which date shall be 15 April 2013 unless extended as provided in this Agreement;

“Milestone 2 Date” means the date of issue of Permit to Commence Piling Works which date shall be 15 May 2013, unless extended as provided in this Agreement;

“MIT Trust Deed” means the trust deed dated 29 January 2008 entered into between

Mapletree Industrial Fund Management Pte. Ltd. and Mapletree Trustee Pte. Ltd., as amended by (a) a supplemental deed of change of name of the trust deed dated 8 April 2008, (b) a second supplemental deed dated 17 June 2008, (c) an amending and restating deed dated 20 May 2009, (d) a supplemental deed of appointment and retirement of manager dated 27 September 2010, (e) a supplemental deed of appointment and retirement of trustee dated 27 September 2010 and (f) a second amending and restating deed dated 27 September 2010, and as further amended, modified or supplemented from time to time;

“New Land Area” means the site area of the Land certified by JTC as final upon a final survey to be carried out by JTC on the Land;

“NLA” means the aggregate net lettable floor area of the Property (as edged on the plans in Appendix 5) measured to include the edge of the slab which forms the external boundary of the space being measured as well as the areas occupied by all pillars, columns, mullions, internal partitions and projections within the space being measured and:

(a)	Until the NLA is determined by the registered surveyor engaged by the Landlord, the NLA shall be the Contracted NLA or the Adjusted Contracted NLA (if already determined); and

(b)	Upon determination of the NLA by the registered surveyor, the NLA shall be the Certified NLA;

“Original Land Area” means 109,942.5 square feet (10,214 square metres) being the site area of the Land as provided by JTC;

“Replacement Amount” shall have the meaning ascribed to it in Clause 16.1;

“Permit to Commence Piling Works” shall mean the permit to commence piling work in respect of the Works, issued by the relevant Authorities;

“Permitted Use” shall have the meaning ascribed to it in Clause 3.1;

“Phase 1 Water Tight & Ready for Phase 2 Works” has the meaning ascribed to it in Clause 7.2;

“Phase 1 Water Tight & Ready for Phase 2 Works Completion Date” has the meaning ascribed to it in Clause 7.3(c)(i);

“Phase 1 Works” means the works conducted by the Landlord in respect of the design and construction of the core and shell of the Facility, such that the Facility achieves the TOP;

“Phase 1 Works Completion Date” means the later of (a) the date on which the Qualified Person issues to the Landlord a certificate certifying the completion of Phase 1 Works and (b) the TOP Date;

“Phase 2 Rent” shall have the meaning ascribed to it in the Lease;

“Phase 2 Works” means the works conducted by the Landlord in respect of the interior design, installation and fit out of single floor data centres on level 6 (unless otherwise designated by the Tenant in accordance with Clause 3A.2) of the Facility with supporting facilities on the roof and level 1 of the Facility, as set out in more detail in Appendix 3;

“Phase 2 Works Completion Date” has the meaning ascribed to it in Clause 7.3(c)(iii);

“Phase 2 Works Option” means the option granted by the Landlord to the Tenant to request the Landlord to carry out the Phase 2 Works;

“Phase 2 Works Option Deposit” shall have the meaning ascribed to it in Clause 16.2;

“Phase 3 Rent” shall have the meaning ascribed to it in the Lease;

“Phase 3 Works” means the works conducted by the Landlord in respect of the interior design, installation and fit out of single floor data centres on level 5 (unless otherwise designated by the Tenant in accordance with Clause 3A.3) of the Facility with supporting facilities on the roof and level 1 of the Facility, as set out in more detail in Appendix 3;

“Phase 3 Works Completion Date” has the meaning ascribed to it in Clause 7.3(c)(iv);

“Phase 3 Works Option” means the option granted by the Landlord to the Tenant to request the Landlord to carry out the Phase 3 Works;

“Phase 3 Works Option Deposit” shall have the meaning ascribed to it in Clause 16.2;

“Project” has the meaning ascribed to it in Clause 3A.1 and refers to the three phase(s) of development comprising the Works and references to “Project” shall include the development of the Facility on the Land;

“Property” means the whole of the Land including the Facility erected thereon to be leased to the Tenant pursuant to the Lease, comprising office space and facilities, and more particularly described in the Lease;

“QP Sign-Off” means the certificate from the Qualified Person certifying that the Works have been substantially completed in accordance with the Base Plans and Base Specifications;

“Qualified Person” means the architect engaged by the Landlord in respect of the Project;

“Relevant Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary lawfully to commence, carry out and complete the Tenant’s Works;

“Rent” shall have the meaning ascribed to it in the Lease;

“Service Address” shall have the meaning ascribed to it in Clause 21.2(a);

“Taxes” shall have the meaning ascribed to it in Clause 18(a);

“Tenant’s Fixed Investment Criteria” shall have the meaning ascribed to it in Clause 4A.2;

“Tenant’s Fixed Investment Criteria Fulfilment Date” shall have the meaning ascribed to it in Clause 4A.3;

“Tenant’s Representative” means the person appointed as such by the Tenant pursuant to Clause 4.1 of this Agreement;

“Tenant’s Works” means all such works to be carried out by the Tenant at the Facility including renovation and fitting out works, the installation of machinery and the installation of furniture at the Facility;

“TOP” means the temporary occupation permit for the Facility issued by the Building and

Construction Authority under the Building Control Act;

“TOP Date” means the date of issue of the TOP;

“Variation Rent” shall have the meaning ascribed to it in Clause 10.8(a)(i)(2);

“Variation Rent (Reduction)” shall have the meaning ascribed to it in Clause 10.8(a)(ii); and

“Works” means the works carried out / to be carried out on the Land for the development of the Facility which will comprise (a) the Phase 1 Works, the Phase 2 Works and the Phase 3 Works, (b) the Phase 1 Works and the Phase 2 Works; or (c) the Phase 1 Works only, as the case may be.

1.2	Singular and Plural

Words importing the singular also include the plural and vice versa where the context requires.

1.3	Headings and Marginal Notes

The headings and marginal notes in this Agreement shall not be deemed to be part of this Agreement or to be taken into consideration in the interpretation or construction of this Agreement.

1.4	Joint and Several Liability

If a Party is a joint venture partnership, the individual partners or companies comprising the Party shall be deemed jointly and severally liable to the other Party under this Agreement.

2.	GENERAL

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise:

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	A person includes any individual, corporation, company, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality).

(d)	A reference to the Landlord includes its successors and permitted assigns entitled to possession of the Property at the end of the Lease. A reference to the Tenant includes its successors and permitted assigns.

(e)	Each schedule of an annexure and appendix to this Agreement forms part of it.

(f)	Unless stated otherwise, one word or provision does not limit the effect of another.

(g)	Reference to the whole includes part.

(h)	A reference to an Act of Parliament refers to that Act as it applies at the date of this

Agreement and any later amendment or re-enactment of it.

(i)	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing this Agreement to be drafted.

3.	PERMITTED USE

3.1	Permitted Use

The Property is permitted to be used as a data centre and an ancillary office (“Permitted Use”).

3.2	Approvals

The Tenant shall:

(a)	apply for the requisite Approvals from JTC and the relevant Authorities for the Permitted Use;

(b)	ensure that such Approvals are obtained before using the Facility for such uses;

(c)	at its own costs and expense, comply with all terms and conditions imposed by JTC and the relevant Authorities in connection with such Approvals;

(d)	provide copies of such Approvals to the Landlord (if the Landlord is not already in receipt of the same); and

(e)	pay for all costs incurred in connection with such Approvals and pertaining to any necessary applications for the uses referred to in Clause 3.1, including without limitation, any differential premium and development charges.

3.3	Assistance by Landlord

The Landlord shall, at the Tenant’s costs and expense, render reasonable assistance to the Tenant in its application(s) referred to in Clause 3.2(a), such assistance to include without limitation, execution of the relevant letters of authority / consent to facilitate the Tenant’s submission of such applications.

3A.	THE PROJECT

3A.1	Subject to Clauses 3A.5 and 3A.6, the Landlord shall undertake the Phase 1 Works, and subject to (a) the Tenant exercising the Phase 2 Works Option and the Phase 3 Works Option, the Phase 2 Works and the Phase 3 Works; or (b) the Tenant exercising the Phase 2 Works Option only, the Phase 2 Works, as the case may be at its own costs (“Project”).

3A.2	The Tenant may exercise the Phase 2 Works Option at its sole and absolute discretion by serving a written notice (in the form appended as Appendix 9) to that effect on the Landlord no later than 75 Days from the Milestone 1 Date and designate in a further notice in writing to the Landlord to be served no later than four (4) months before the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date the level of the Facility in respect of which the Phase 2 Works are to be conducted by the Landlord, failing which it shall be deemed that such Phase 2 Works will be conducted on level 6 of the Facility.

3A.3	Subject to the exercise of the Phase 2 Works Option, the Tenant may exercise the Phase 3 Works Option at its sole and absolute discretion by serving a written notice (in the form appended as Appendix 10) to that effect on the Landlord no later than three (3) months from the TOP Date and designate in the written notice the level of the Facility in respect of which the Phase 3 Works are to be conducted by the Landlord, failing which it shall be deemed that such Phase 3 Works will be conducted on level 5 of the Facility.

3A.3A	In the event that the Tenant does not wish to exercise the Phase 2 Works Option, the Tenant shall in any case notify the Landlord in writing no later than four (4) months before the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date the level of the Facility in respect of which the Tenant will be conducting the Tenant’s Works in place of the Phase 2 Works otherwise to be conducted by the Landlord, failing which it shall be deemed that such Tenant’s Works will be conducted on level 6 of the Facility.

3A.3B	In the event that the Tenant does not wish to exercise the Phase 3 Works Option, the Tenant shall in any case notify the Landlord in writing no later than three (3) months from the TOP Date the level of the Facility in respect of which the Tenant will be conducting the Tenant’s Works in place of the Phase 3 Works otherwise to be conducted by the Landlord, failing which it shall be deemed that such Tenant’s Works will be conducted on level 5 of the Facility.

3A.4	Subject to the exercise of (a) the Phase 2 Works Option; or (b) the Phase 2 Works Option and the Phase 3 Works Option (as the case may be), the scope of the Works to be undertaken by the Landlord shall be as set out in Appendix 3.

3A.5	Unless otherwise consented to in writing by the Tenant, the Landlord shall only engage the services of any of the following contractors to be the Main Contractor in relation to carrying out the main building work of the Phase 1 Works:

(a)	Shimizu Corporation;

(b)	Obayashi Corporation;

(c)	Sato Kogyo (S) Pte Ltd;

(d)	Takenaka Corporation;

(e)	Jian Huang Construction Co Pte Ltd;

(f)	Tiong Seng Contractors Pte Ltd; or

(g)	Lian Soon Construction.

3A.6	The Landlord may engage the services of any other contractors, such contractors to be agreed between the Parties, to carry out the Phase 2 Works only or the Phase 2 Works and the Phase 3 Works (as the case may be). Provided Always that if the Parties do not reach an agreement on the engagement of such contractors two (2) weeks after the date of the exercise of each of the Phase 2 Works Option or the Phase 3 Works Option (as the case may be), the Landlord shall not be required to carry out the Phase 2 Works and the Phase 3 Works (in relation to the exercise of the Phase 2 Works Option) or the Phase 3 Works (in relation to the exercise of the Phase 3 Works Option) (as the case may be) and the Phase 2 Works Option and the Phase 3 Works Option collectively and the Phase 3 Works Option solely (as the case may be) shall be deemed respectively to have lapsed.

3A.7	Subject to Clause 3A.5, for the avoidance of doubt, the Landlord shall have the sole discretion to engage any persons to be the Landlord’s contractors and the Landlord’s Consultants save that any change in the Landlord’s Architects, Quantity Surveyor, Civil & Structural Engineers and Mechanical & Electrical Engineers for the Works after the date of this Agreement shall be agreed between the Parties.

4.	TENANT’S REPRESENTATIVE AND LANDLORD’S REPRESENTATIVE

4.1	Tenant’s Representative

(a)	The Tenant shall appoint a competent and authorised person to represent the Tenant and shall notify in writing the Landlord of the name of such person. The Tenant shall have the right to change the Tenant’s Representative at any time by giving reasonable prior notice in writing to the Landlord.

(b)	All communications between the Landlord and the Tenant may be made through the Tenant’s Representative and any communications directed by the Landlord to the Tenant’s Representative shall be deemed to have been received by the Tenant.

4.2	Tenant’s Representative’s Authority

The Tenant’s Representative is authorised by the Tenant to amend, vary or cancel any of the Tenant’s previously communicated requirements or instructions, and to otherwise bind the Tenant to any proposed amendments, variations or cancellations of any specifications in the Base Plans, Base Specifications or Detailed Plans and Specifications.

4.3	Site Visits by Tenant’s Representative

The Tenant’s Representative may visit the construction site, provided always that the Tenant’s Representative shall:

(a)	comply with all reasonable rules, regulations and directions of or imposed by the Landlord or its employees and/or the Main Contractor; and

(b)	enter onto the site at his own risk, and the Landlord is not responsible to the Tenant or to the Tenant’s Representative for any loss or damage sustained at or originating from the site or the Facility, directly or indirectly caused by, resulting from or in connection with such visit save for any loss or damage sustained due to the gross negligence or wilful default of the Landlord or its employees.

4.4	Landlord’s Representative

(a)	The Landlord shall appoint such competent and authorised persons to represent the Landlord and shall notify in writing the Tenant of the names of such persons. The Landlord shall have the right to change the Landlord’s Representative at any time by giving reasonable prior notice in writing to the Tenant.

(b)	All communications between the Landlord and the Tenant may be made through the Landlord’s Representative and any communications directed by the Tenant to the Landlord’s Representative shall be deemed to have been received by the Landlord.

4A.	COMPLIANCE WITH JTC FIXED INVESTMENT CRITERIA

4A.1	The Tenant acknowledges and confirms that it is aware that JTC has imposed a requirement for the fulfilment of fixed investment on the Land (“JTC Fixed Investment Criteria”)

amounting to an aggregate of at least S$80,000,000 and the Tenant undertakes to perform and carry out its obligations as prescribed by Clause 4A.2 to enable the Landlord to fulfil the JTC Fixed Investment Criteria and to have the Head Lease issued.

4A.2	It is hereby agreed between the Landlord and the Tenant that within 36 months from the Licence Commencement Date, the Tenant shall either (a) on its own; or (b) through the exercise of the Phase 2 Works Option; invest at least S$45,000,000 on plant and machinery on the Land (and in the event that the sum invested through the exercise of the Phase 2 Works Option does not exceed S$45,000,000, to top up the investment on its own to S$45,000,000) (in either case, the “Tenant’s Fixed Investment Criteria”).

4A.3	It is further agreed between the Landlord and the Tenant that the Tenant shall provide to the Landlord by 21 May 2016 (the “Tenant’s Fixed Investment Criteria Fulfilment Date”) due proof on the Tenant’s part of fulfilment of the Tenant’s Fixed Investment Criteria by way of a statement certified by the Tenant’s external auditors.

4A.4	Notwithstanding the aforesaid, the Tenant agrees that, subject to their operational requirements, it shall endeavour to fulfil the Tenant’s Fixed Investment Criteria under Clause 4A.2 and provide proof of fulfilment as early as practicable.

4A.5	In the event that the Tenant fails to provide to the Landlord by the Tenant’s Investment Criteria Fulfilment Date, due proof of fulfilment on the Tenant’s part of the Tenant’s Fixed Investment Criteria under Clause 4A.3, the Landlord shall be entitled, without prejudice to any other right or remedy the Landlord may have to terminate the Lease or revise the term of the Lease to such period equivalent to the term of the Head Lease (less one (1) Day), and in any case, the Tenant shall indemnify the Landlord in respect of all claims, demands, actions, suits, proceedings, orders, damages, costs, losses and expenses of any nature whatsoever suffered or incurred by the Landlord as a result of the Tenant’s breach of Clause 4A.3.

5.	GENERAL OBLIGATIONS OF THE LANDLORD

5.1	Landlord’s Obligations

(a)	The Parties acknowledge that the Base Plans and Base Specifications incorporate the requirements of the Tenant, as agreed with the Tenant, in respect of its general requirements for the design and specifications of the Facility.

(b)	The Tenant shall be provided with reasonable time to review and provide their comments on any designs in relation to the Project. Design workshops leading to the staged design submissions shall be held at the following stages of completion:

(i)	30% completion – concept design (this stage was completed on 21 November 2012);

(ii)	60% completion – schematic design;

(iii)	90% completion – tender issue;

(iv)	Approved for construction (if applicable); and

(v)	Contractor shop drawings.

(c)	The Landlord shall develop and produce the Detailed Plans and Specifications in accordance with the Base Plans and Base Specifications.

(d)	The Landlord shall design and construct the Facility (where applicable) such that,

inter alia,:

(i)	the Facility is in compliance with the Base Plans and Base Specifications set out in Appendix 2 and the requirements herein;

(ii)	the Facility is targeted to obtain a minimum of 81% CONQUAS score and design and construction in accordance with the National Productivity and Quality Standards;

(iii)	the Facility is able to obtain a minimum of BCA Green Mark certification and LEED certification and the Landlord shall instruct the Main Contractor to provide all necessary support and information to facilitate the application and approval process. The Landlord shall endeavour to design and construct the Facility such that they are able to obtain BCA Green Mark Gold and LEED Gold scores Provided that in doing so, the Landlord is not financially prejudiced; and

(iv)	the design and construction of the Facility is in accordance with all applicable laws.

(e)	The Landlord shall at its own cost develop and complete the Facility in accordance with the Detailed Plans and Specifications, subject to such amendment and modification as may be made thereto in accordance with the provisions of this Agreement. The Landlord shall procure all necessary utilities to undertake and complete the Project and shall ensure that the development works carried out by it are in compliance with applicable laws and regulations.

5.2	Drawings, Submission Plans and Operation and Maintenance Manuals

(a)	The Landlord shall provide the Tenant with a complete set of the Detailed Plans and Specifications for the Works relating to any part of the Facility as soon as practicable.

(b)	The Landlord shall maintain a complete set of the as-built drawings of the Works showing the dimensions of the Works as carried out including reference to the Detailed Plans and Specifications.

(c)	In addition, the Landlord shall submit to the Tenant’s Representative, the operation and maintenance manuals for the Works relating to the Facility as soon as practicable.

5.3.1	The Landlord shall procure that the Main Contractor shall effect and maintain insurance coverage for the period commencing from the date of commencement of the Works until completion of the Works, in the joint names of the Landlord and the Main Contractor against all loss and damage from any cause whatsoever (except the “excepted risks” as set out under Clause 5.3.2). Such insurance shall cover the full insurable value of the Works (including any unfixed materials and goods delivered to the Property for incorporation into the Works), the costs of demolition and removal of debris, the costs of the design work and any professional fees incurred for the reinstatement.

5.3.2	The excepted risks are:

(a)	war and hostilities, (whether war be declared or not) invasion, act of foreign enemies, rebellion, revolution, insurrection or military or usurped power or civil war;

(b)	riot, commotion or disorder, unless solely restricted to the employees of the Landlord and the Main Contractor; and

(c)	pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds.

5.3.3.	Without prejudice to its other obligations in this Clause 5.3, the Landlord shall procure that the Main Contractor shall effect and maintain (in the names of the Landlord and the Main Contractor) insurance to cover the liability of the Landlord and the Main Contractor in respect of any personal injury or death to any person or damage to property (except for the matters insured under Clause 5.3.1) arising in the course of carrying out the Works. The insurance cover shall commence from the commencement of the Works until completion of the Works.

5A.	66KV LIVE ELECTRICAL CABLE

The Tenant acknowledges that there is an existing encumbrance on the Land in the form of a 66KV live electrical cable, marked in red in the plan attached in Appendix 8 and the Tenant agrees to undertake all necessary measures and procedures prescribed by the Landlord, JTC and/or the Authorities to manage the said encumbrance and permit access to the Landlord, JTC and the Authorities and all parties authorised by the Landlord, JTC and the Authorities on the Land to repair, maintain, replace and carry out all other such acts on the live cable at reasonable times.

5B.	PROPOSED PERMANENT ROAD

5B.1	The Tenant shall allow JTC, its workmen, agents and their contractors and sub-contractors access and provide a working area within the Land, free of charge, of five (5) metres in width (prior to the commencement of work on the boundary wall) and three point six (3.6) metres in width (after the completion of the boundary wall) along the entire north and south boundary adjoining Ayer Rajah Avenue during the infrastructure development period.

5B.2	Until completion of permanent roads, public sewers, public drains, water pipes and street lighting, the Tenant shall be responsible for arrangements with the Authorities to obtain public utilities and services such as electricity, water and sewerage facilities and shall be responsible for all such utilities services and facilities and, to the extent that they are temporary in nature, the Tenant shall at its own cost and expense remove all such structures, fixtures, fitting, installations and equipment or any part of it and to make good and reinstate the Land and its original condition to the satisfaction of the Landlord and JTC.

5B.3	The Tenant shall not hold the Landlord liable for any loss of peaceful or quiet possession or enjoyment of the Property in the event that work is carried out in connection with Clause 5B.1.

5B.4	The Tenant shall indemnify the Landlord in connection with any claim from JTC as a result of the Tenant not providing access and a working area in accordance with Clause 5B.1.

5C.	OBLIGATIONS OF THE TENANT

5C.1	Without prejudice to the generality of Clause 6.2 below, the Tenant shall:

(a)	ensure that the exhaust outlet of the generator sets in connection with the Facility shall be at least three (3) metres above the tallest existing buildings and buildings under construction within 100 metres;

(b)	carry out routine offload testing of the standby generator sets one at a time and not simultaneously. Full load testing of the standby generator sets shall only be conducted on Saturdays from 9 am to 6 pm;

(c)	carry out a Noise Impact Study, prior to construction, to determine whether the development of the Facility will be able to meet the noise limits stipulated in the Environmental Protection and Management (Boundary Noise Limits for Factory Premises) Regulations when a full load test on the standby generators is being carried out. The study shall also assess the noise impact on adjacent buildings the nearest future residential precinct according to the URA Master Plan. Further mitigating measures shall be incorporated into the design and layout of the noise generating equipment to lower the noise impact to an acceptable level;

(d)	not use any Diesel Rotary Uninterruptible Power Supply (DRUPS); and

(e)	carry out a Pollution Control Study and submit the report to JTC and the Authorities. The recommendations in the report shall be incorporated into the design of the Facility and its equipment for implementation to ensure compliance with the requirements by the Authorities prior to the issuance of TOP.

5C.2	The Tenant shall at its own cost and expense procure the installation of a solar photovoltaic panel at the Facility to be completed prior to TOP and maintained by the Tenant at its own cost and expense in good working order and condition and in compliance with the requirements of the relevant authorities (if applicable) throughout the term of the Lease. For the avoidance of doubt, the installation of the solar photovoltaic panel shall not form part of the Phase 2 Works or Phase 3 Works and the solar photovoltaic panel shall belong absolutely to the Landlord upon the expiry or sooner determination of the term of the Lease.

6.	JTC LEASE DOCUMENTS

6.1	Grant of JTC Lease

This offer of the lease of the Facility and the acceptance thereof is subject to the grant of a lease from JTC to the Landlord for the Land on the terms and conditions of the JTC Lease Documents which are acceptable to the Landlord and the Tenant (including the written consent of JTC to the grant of the Lease).

6.2	JTC Lease Documents

(a)	The Landlord has provided to the Tenant copies of the JTC Lease Documents issued by JTC pursuant to the JTC Letter and the Tenant acknowledges all terms and conditions set out within the JTC Lease Documents. All stamp duty and registration fees on the JTC Lease Documents shall be borne by the Landlord.

(b)	Neither Party shall cause or do or suffer to be done any act or thing which may as between the Landlord and JTC constitute or cause a breach by the Landlord of any of the terms, covenants, conditions or stipulations on the part of the Landlord to be observed or performed by virtue of the JTC Letter (including the terms and conditions contained in the Schedule of Building Terms and the lease referred to in the JTC Letter) or the Head Lease, with no liability on the part of JTC for any inconvenience, loss, damage, costs, expenses or compensation whatsoever in the event that JTC, its employees, servants or authorized agents with or without workmen, tools and equipment should enter upon the Land to do any act or thing which JTC is entitled to do by virtue of the JTC Letter or the Head Lease or of any laws, by-laws, rules or regulations.

(c)	The Tenant shall comply and observe and ensure that its servants, employees, agents, invitees, licensees, independent contractors and visitors comply and observe all and such requirements as may be imposed by JTC in the JTC Letter and the Head Lease.

(d)	The Tenant shall indemnify and hold harmless the Landlord from and against all costs, losses and damages suffered by the Landlord as a result of the Tenant’s breach of this Clause 6.2.

7.	MASTER SCHEDULE & KEY MILESTONES

7.1	The Landlord and the Tenant hereby agree that the master schedule (the “Master Schedule”) drawn up and endorsed by the Parties shall form the basis of the Tenant’s expectations on timelines and due dates of the Key Milestones identified in the Master Schedule.

7.2	The Key Milestones identified in the Master Schedule shall include, inter alia, the Milestone 1 Date, the Milestone 2 Date, the date of completion of Phase 1 Water Tight & Ready for Phase 2 Tenant’s Works installation on roof, level 1 and level 6 (unless otherwise designated under Clause 3A.2 or Clause 3A.3A of this Agreement) (the “Phase 1 Water Tight & Ready for Phase 2 Works”), the Phase 1 Works Completion Date, the Phase 2 Works Completion Date, the TOP Date and the Phase 3 Works Completion Date.

7.3	(a)	The Landlord shall obtain delivery of possession of the Land from JTC by the Milestone 1 Date or Site Possession Date.

	(b)	The Landlord shall procure the issuance of the Permit to Commence Piling Works on or before the Milestone 2 Date.

	(c)	Subject to (a) and (b) being achieved,

(i)	The Phase 1 Water Tight & Ready for Phase 2 Works shall be completed by 15 May 2014 (the “Phase 1 Water Tight & Ready for Phase 2 Works Completion Date”);

(ii)	The Phase 1 Works shall be completed by 23 October 2014 (the “Phase 1 Works Completion Date”);

(iii)	The Phase 2 Works shall be completed by 23 October 2014 (the “Phase 2 Works Completion Date”); and

(iv)	The Phase 3 Works shall be completed by 23 April 2016 (the “Phase 3 Works Completion Date”).

7.3A	In the event that the Milestone 1 Date and/or the Milestone 2 Date is delayed (such delay to be notified by the Landlord to the Tenant by way of a written notice), these dates and the dates under Clause 7.3(c) shall be adjusted accordingly by the corresponding period of delay and the respective dates for the exercise of the Phase 2 Works Option and/or the Phase 3 Works Option shall be adjusted accordingly.

7.4

The Master Schedule shall be revised accordingly as a result of any adjustment of the Milestone 1 Date, the Milestone 2 Date and the respective dates for the exercise of the Phase 2 Works Option and the Phase 3 Works Option and the Master Schedule may also be revised from time to time during the course of construction by written agreement between / written endorsement of the Parties.

7.5	Upon the issuance of the TOP, the Landlord shall serve a copy of the TOP on the Tenant whereupon the Tenant is deemed to have taken possession of the Property on the date of such service of the copy of the TOP.

7.6	The Landlord shall furnish to the Tenant a copy of the CSC in connection with the development of the Facility within seven (7) Business Days of receipt by the Landlord.

7.7	Subject to the Landlord achieving Milestone 1 Date and Clause 7.8 below, in the event of any delay in the Milestone 2 Date, the dates under Clause 7.3A shall be adjusted accordingly by the corresponding period of delay, and the Landlord shall be liable to the Tenant for liquidated damages as follows:

(a)	in respect of the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date, S$15,000 for each Day of delay from the Day following 45 Days from the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date (as may be adjusted pursuant to Clause 7.3A) until the Phase 1 Works Completion Date (as may be adjusted pursuant to Clause 7.3A) and which shall be payable by way of rental rebates;

(b)	in respect of the Phase 1 Works Completion Date, S$30,000 per Day for each Day of delay from 24 October 2014 (inclusive) (as may be adjusted pursuant to Clause 7.3A) until the Phase 1 Works Completion Date (as may be adjusted pursuant to Clause 7.3A) and which shall be payable by way of rental rebates; and

(c)	in respect of the Phase 2 Works Completion Date (as may be adjusted pursuant to Clause 7.3A) and the Phase 3 Works Completion Date (as may be adjusted pursuant to Clause 7.3A), an amount equivalent to such liquidated damages payable by the Main Contractor and received by the Landlord and which shall be payable to the Tenant by way of rental rebates, save that:

(i)	the Tenant is only entitled to claim liquidated damages under either (a) or (b) above and not both simultaneously; and

(ii)	in the event that the Tenant for whatever reason shall not be entitled in law to recover liquidated damages (1) under either (a) or (b) above, as the Tenant may elect (and not both simultaneously) or (2) under (c) above, the Tenant shall remain entitled to recover such loss, expense, costs or damages as it would have been entitled under common law as if the provisions in this Clause relating to the payment of liquidated damages had not formed part of this Agreement save that the Landlord’s liability to pay the Tenant such loss, expenses, costs or damages shall be limited by the amount of liquidated damages for which it might otherwise have been liable.

7.8	The time within which the Works or part of the Works is to be completed may be extended by the Qualified Person by such further period or periods of time as may reasonably reflect delay in completion of the Works which will or might be or has been caused by any of the following events and subject to Clause 7.9, the Landlord shall not be liable to the Tenant for any liquidated damages for such delay:

(a)	any Force Majeure Event;

(b)	a change in any government legislation, regulations or by-laws from that which were applicable at the date of this Agreement;

(c)	any act of prevention or breach of this Agreement (or any other agreements ancillary or in connection with this Agreement) by the Tenant;

(d)	a requirement from the Authorities for infrastructure diversion which was not applicable and which neither Party had knowledge of at the date of this Agreement;

(e)	any amendment or modification to the Base Plans or Base Specifications made as a result of any requirement of JTC or the relevant Authorities which was not applicable at the date of this Agreement;

(f)	any amendment or modification to the Base Plans or Base Specifications made as a result of any requirement of JTC under the JTC Urban Design Guidelines for One-North;

(g)	any amendment or modification to the Base Plans or Base Specifications made as a result of a request by the Tenant or which is approved by the Tenant;

(h)	any variation orders to works requested by the Tenant;

(i)	any works or activities (including the Tenant’s Works) or act or omission of the Tenant;

(j)	any existing site conditions (including existing piles and soil conditions) which neither Party had knowledge of at the date of this Agreement;

(k)	any delay in JTC handing over site possession of the Land; or

(l)	any delay from the relevant Authorities issuing the Permit to Commence Piling Works in respect of the Works,

Provided Always that the Landlord shall not be entitled to any extension of time where the instructions or acts of the Tenant are necessitated by or intended to cure any default of or breach of this Agreement by the Landlord and such disentitlement shall not set the time for completion of the Works or part of the Works at large.

7.9	Save for the occurrence of the events under Clauses 7.8(a) and 7.8(j) whereupon the Landlord is only required to notify the Tenant upon being aware of such event, the Landlord shall within 45 Days of the occurrence of all other events stated in Clause 7.8 notify the Tenant in writing of such event, and in all cases the Landlord shall thereafter as soon as practicable notify the Tenant of the extension of time granted by the Qualified Person.

8.	ACCESS PRIOR TO LEASE COMMENCEMENT DATE

8.1	Subject to the Tenant not exercising (i) the Phase 2 Works Option and the Phase 3 Works Option; or (ii) the Phase 3 Works Option, to the conditions herein and without prejudice to any other provisions in this Agreement, and subject to the consent of the Landlord, the Landlord shall as soon as practicable grant the Tenant access to the Facility on the date immediately after the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date on a non-exclusive basis for the sole purpose of carrying out the Tenant’s Works, subject to:

(a)	the Tenant submitting all detailed plans and drawings for the Tenant’s Works for the

Facility to the Landlord for approval, which approval shall not be unreasonably withheld or delayed; and

(b)	the Tenant obtaining and delivering to the Landlord the Relevant Consents for the Tenant’s Works (if any),

before such access is granted by the Landlord to the Tenant.

8.2	In addition and without prejudice to any provision in this Agreement, the grant of access by the Landlord to the Tenant to the Facility prior to the Lease Commencement Date shall be on the conditions as provided in this Agreement and that the Tenant complies with the Main Contractor’s reasonable directions on the conduct of the Tenant’s Works.

8.3	The Tenant shall be deemed to be a licensee with permitted access to the Facility on a non-exclusive basis during its pre-TOP access to conduct the Tenant’s Works.

8.4	The Tenant’s licence to access the Facility on a non-exclusive basis on the date the Landlord grants access to the Facility to the Tenant shall be subject to the following terms and conditions:

(a)	the Tenant, its employees, agents, contractors, licensees and invitees enter the Property and perform the Tenant’s Works at its/their own risk, and the Landlord is not responsible to the Tenant or to the Tenant’s employees, agents, contractors, licensees and invitees for any death, injury, loss or damage sustained at or originating from the Property, directly or indirectly caused by, resulting from or in connection with such entry into the Property and/or the performance of the Tenant’s Works unless caused by the Landlord and/or the Main Contractor or any of their agents’, employees’ or sub-contractors’ negligence or wilful default;

(b)	the Tenant must first agree with the Main Contractor on the use of access routes through the Land and the Facility;

(c)	the Tenant must make the necessary arrangements with the Main Contractor for the use of any equipment, electricity, water and other utilities on site, including refuse disposal, subject to the payment by the Tenant of such charges as may be determined by the Main Contractor in respect of such use; and

(d)	the Tenant, its employees, agents, contractors, licensees and invitees must co-ordinate their respective activities with those of the Main Contractor, and comply with all reasonable instructions of the Main Contractor and the Landlord’s Consultants so as not to delay the completion of the Works or the obtaining of the TOP. In this respect, the completion of the Works and the obtaining of the TOP shall at all times have priority over the Tenant’s Works. Subject to the above provisions, the Landlord shall and shall ensure that the Main Contractor and the Landlord’s Consultants provide reasonable assistance and do not unreasonably hinder the Tenant and its subcontractors enabling them to carry out the Tenant’s Works expeditiously.

8.5	After the Lease Commencement Date and subject to the Tenant exercising the Phase 3 Works Option, the Tenant shall grant to the Landlord access to the Facility to complete the Phase 3 Works on the terms set out in the Lease.

9.	TENANT’S WORKS

9.1	In carrying out the Tenant’s Works, the Tenant must:

(a)	not carry out any works other than renovation and fitting out works relating only to the erection of partitions, the installation of equipment, machinery and the installation of furniture at or to the Facility;

(b)	appoint contractors or consultants of its choice to carry out the rest of the Tenant’s Works subject to the Landlord’s approval (such approval not to be unreasonably withheld or delayed) of those contractors or consultants (such contractors or consultants as approved by the Landlord shall hereinafter be called the “Approved Contractors”). Such contractor or consultant appointed by the Tenant for the rest of the Tenant’s Works must be an Approved Contractor before he can start any work; and

(c)	prior to the commencement of the Tenant’s Works, procure its Approved Contractors to effect and maintain a comprehensive public liability insurance policy, covering the period from the date of commencement of the Tenant’s Works to the date of completion of the Tenant’s Works for such amount, having regard to the nature and scope of the Tenant’s Works, with an insurance company approved by the Landlord (which approval shall not be unreasonably withheld or delayed), naming the Landlord and the Main Contractor as the additional insured parties for their respective rights and interests.

9.2	In carrying out the Tenant’s Works, the Tenant covenants that:

(a)	the Tenant shall use its best endeavours to procure that no damage, obstruction or interference is caused by the Tenant, its employees, agents, contractors, licensees or invitees to the Property (including all installations and equipment provided by the Landlord in the Facility) or the Works. The Tenant must, at its own cost and expense and within a reasonable period of time, make good to the satisfaction of the Landlord and its contractors and consultants, all such damage or remove such obstruction or interference;

(b)	(i) the Landlord and other persons authorised by the Landlord, and (ii) the Main Contractor and other persons authorised by the Main Contractor, may enter the Facility to effect or carry out and complete all works which are required by the relevant Authorities or which are considered necessary by the Landlord and/or the Main Contractor for the issue of the TOP and/or QP Sign-Off;

(c)	the Tenant shall ensure that its Approved Contractors co-ordinate their activities with the Main Contractor and must not carry out or permit to be carried out any works or activities which may delay or affect the issue of the TOP or QP Sign-Off. In the event the issue of the TOP or QP Sign-Off is delayed or affected because of any works or activities (including the Tenant’s Works) or act or omission of the Tenant without prejudice to the provisions of Clauses 7.8(c) and 7.8(i), the Landlord may, by written notice, require the Tenant, at the Tenant’s cost and expense, to carry out all and any rectification works in order for the Landlord to obtain the TOP and the QP Sign-Off within such time as may be required by the Landlord. If the Tenant does not comply in time, the Landlord and/or the Main Contractor shall have the right to carry out such rectification works. The Tenant must pay all costs and expenses incurred by the Landlord, to the Landlord within 30 Days of the date of written notice from the Landlord.

9.3

During and on completion of the Tenant’s Works, the Tenant must promptly remove from the Property all waste materials and debris resulting from the Tenant’s Works. If the Tenant fails to do so within three (3) Days after written notice from the Landlord, the Landlord may remove them and recover the reasonable cost of removal and disposal from the Tenant. A statement from the Landlord as to the cost and expenses of such removal and disposal shall (save for manifest error) be conclusive and binding on the Tenant. All reasonable costs and expenses of such removal and disposal must be paid by the Tenant to the Landlord within 30 Days from receipt of the Landlord’s written notice.

9.4	On completion of the Tenant’s Works, the Tenant shall submit to the Landlord the as-built drawings relating to the Tenant’s Works to enable the Landlord to apply for the CSC (if applicable). If the Tenant fails to do so within two (2) months after written notice from the Landlord, the Landlord shall be entitled to take all action necessary (including engaging consultants to prepare the relevant as-built drawings and making payments to the Tenant’s consultants) for submission of such as-built drawings to the relevant Authorities. A statement from the Landlord as to the expenses incurred by it for submission of such as-built drawings to the relevant Authorities shall be furnished to the Tenant. All expenses so incurred by the Landlord together with interest from and including the date of the statement until the date they are paid by the Tenant to the Landlord, shall be paid by the Tenant to the Landlord and if unpaid, shall be recoverable from the Tenant as if they were rent in arrears.

9.5	The Tenant shall indemnify and keep the Landlord indemnified against:

(a)	the breach, non-observance or non-performance of any Relevant Consents in relation to the Tenant’s Works; and

(b)	any claims, demands or proceedings brought by any adjoining owner, tenant, occupier or member of the public arising out of or incidental to the execution of the Tenant’s Works.

9.5A	The Landlord shall be liable for any claims, demands or proceedings brought by any adjoining owner, tenant, occupier or member of the public brought against the Tenant arising out of or incidental to the execution of the Works.

9.6	No delay in carrying out and completing all or any of the Tenant’s Works in or at the Facility, whether caused by any Authorities or otherwise, shall be a ground for postponing the Lease Commencement Date or relieve in any way the Tenant from the performance and observance of the covenants, conditions, stipulations or agreements herein contained and on its part to be performed and observed.

9.7	The Landlord shall facilitate discussion between the Main Contractor and the Tenant’s Approved Contractors. However, the Tenant shall use its best endeavours to ensure that its Approved Contractors coordinate their activities with the Main Contractor and shall not cause any delay to the issuance of the TOP or CSC or otherwise affect the progress of any Works by the Main Contractor on the Facility. In the same way, the Landlord shall use its best endeavours to ensure that the Main Contractor coordinates its activities with the Approved Contractors. The Landlord shall further ensure that the space required for the Tenant’s Works is completed by the date of the relevant Key Milestones and that the Tenant’s Approved Contractors are given access by the Main Contractor to level 6 (unless otherwise designated under Clause 3A.2 or Clause 3A.3A of this Agreement) of the Facility, the roof and level 1 of the Facility to allow the Tenant’s Works to progress smoothly. Any profit and attendance payable to the Main Contractor for the Tenant’s Works shall be borne by the Tenant, such amount(s) to be reasonable and in line with industry standards.

10.	AMENDMENT AND MODIFICATION

10.1	The Landlord shall not make any material amendment or modification to the Base Plans and the Base Specifications insofar as these relate to the Facility, save for such amendment or modification as may be made as a result of:

(a)	any requirement of JTC or the relevant Authorities; or

(b)	a request by the Tenant which is acceded to by the Landlord; or

(c)	a proposal or request by the Landlord which is acceded to by the Tenant in writing.

Any Party requesting any changes to the Base Plans and Base Specifications shall submit to the other Party the Change Request Form in the form appended hereto as Appendix 4, annexing drawings and plans where expedient or requested by the other Party, for the other Party’s approval of the changes detailed in the Change Request Form. Where the changes are required by JTC or the relevant Authorities, the Landlord shall communicate the required changes to the Tenant in such form and manner as the Landlord deems appropriate. As far as practicable, the Landlord shall notify the Tenant of all non-material amendments or modifications to the Base Plans and the Base Specifications during the weekly meetings held between the Landlord’s Representative and the Tenant’s Representative.

10.2	Unless there is a reasonable basis for a request and subject to the terms of this Agreement, nothing in this Clause 10 shall:

(a)	be construed to imply any obligation on the Landlord to accede to any amendment or modification requested by the Tenant.

(b)	be construed to imply any obligation on the Tenant to accede to any amendment or modification requested by the Landlord.

10.3	Without prejudice to the other provisions of this Agreement and subject to Clause 10.8, if any amendment or modification is made to the Base Plans and Base Specifications, the following provisions shall apply:

(a)	Where such amendment or modification to the Base Plans and Base Specifications is:

(i)	made as a result of any requirement of JTC or the relevant Authorities to comply with any codes of practice, regulatory requirements or statutory requirements which are applicable at the time this Agreement is entered into (excluding the JTC Urban Design Guidelines for One-North); or

(ii)	initiated, proposed or requested by the Landlord and consented to by the Tenant; or

(iii)	due to or necessitated by or is intended to cure any default or breach of contract by the Landlord,

any increase or reduction in cost arising from the implementation of such amendment or modification shall be borne by the Landlord or, as the case may be, shall accrue solely to the benefit of the Landlord.

(b)	Where such amendment or modification to the Base Plans and Base Specifications is made as a result of:

(i)	any requirement of JTC or the relevant Authorities to comply with any codes of practice, regulatory requirements or statutory requirements which are applicable only after this Agreement is entered into;

(ii)	a request by the Tenant which request is approved by the Landlord;

(iii)	a recommendation by the Landlord sought by the Tenant, which recommendation is accepted by the Tenant; or

(iv)	any requirement of JTC to comply with the JTC Urban Design Guidelines for One-North,

any increase or reduction in cost arising from the implementation of such amendment or modification shall be solely borne by the Tenant or, as the case may be, shall accrue solely to the benefit of the Tenant in the manner prescribed in Clause 10.8 below.

10.4	The Landlord shall, (in relation to Clause 10.3.(b)(ii)) at the time of the Landlord’s approval and (in relation to Clause 10.3.(b)(iii)) at the time of the Landlord’s recommendation, notify the Tenant in writing of (a) the estimated costs of implementing such amendment or modification to the Base Plans and Base Specifications (which shall include but not be limited to the supply, construction and installation of the relevant materials and the fees payable to the relevant consultants, contractors and relevant Authorities in relation to the carrying out of such construction works), and (b) the extension required in respect of the timelines and relevant Key Milestones in the Master Schedule as determined by the Qualified Person, to enable the Tenant to seek necessary internal approvals for proceeding with such amendment or modification, and the Tenant shall revert to the Landlord on whether to implement such amendment or modification to the Base Plans and Base Specifications not later than 10 Business Days after the date of the Landlord’s approval of the Tenant’s requested amendment or the Landlord’s recommendation (as the case may be).

10.5	In relation to Clause 10.3(b)(ii), the Landlord shall revert to the Tenant on whether the Tenant’s request to amend or modify the Base Plans or Base Specifications is approved by the Landlord within 14 Business Days of the date of such request by the Tenant.

10.6	The Tenant shall pay to the Landlord within 14 Days of demand the fees incurred and payable by the Landlord to consultants engaged by the Landlord to examine or advise upon any proposals by the Tenant for any amendment or modification to the Base Plans and Base Specifications after the same have been approved by the relevant Authorities (including any plans, specifications or material submitted by the Tenant in connection therewith). For the avoidance of doubt, the Tenant’s obligation under this Clause 10.6 is separate from and does not affect the Landlord’s obligation and entitlement (as the case may be) under Clause 10.3(a)(i).

10.7	Where any amendment or modification to the Base Plans and Base Specifications is required to be made as a result of any requirement of JTC or the relevant Authorities, the Landlord shall consult with the Tenant on the same and provide the draft amendment or modification to the Base Plans and Base Specifications for the Tenant’s review 14 Days prior to finalising the said amendment or modification, provided that nothing herein shall be construed to imply any obligation on the part of the Landlord to comply with any unreasonable directions or requirements of the Tenant. The Landlord shall be entitled to an extension in respect of the timelines and relevant Key Milestones in the Master Schedule as determined by the Qualified Person to complete the Works.

10.8	Where such amendment or modification to the Base Plans and Base Specifications is made pursuant to Clause 10.3(b) above, then:

(a) (i)	any increase in costs arising from the implementation of such amendment or modification (such costs to be reasonable) to be borne by the Tenant shall:

(1) be paid by the Tenant upfront within 30 Days after receipt from the Landlord of the Qualified Person’s statement that the relevant works have been completed and the actual amount of cost increase (which shall include but not be limited to the supply, construction and installation of the relevant materials and the fees payable to the relevant consultants, contractors and relevant Authorities in relation to the carrying out of such construction works) and the certificate of the Qualified Person shall be final and conclusive and binding on the Parties (save for errors therein); or

(2) be amortised over rent such that the monthly rent for Phase 1 Works (as set out in the Lease) shall be adjusted upwards (after adjustment, the “Variation Rent”) as follows:

8.2% x Z
12

(where “Z” means the costs arising from the implementation of such amendment or modification);

The Parties shall agree, prior to the commencement of the relevant works, on whether the aforesaid increase in costs shall be paid upfront as provided under Clause 10.8(a)(i)(1) or by way of amortisation over rent as provided under Clause 10.8(a)(i)(2) and in the event that the Parties are unable to agree, the Tenant shall pay the aforesaid increase in costs upfront as provided under Clause 10.8(a)(i)(1); and

(ii)	Any savings from costs reduction arising from the implementation of such amendment or modification accruing to the Tenant shall be payable by the Landlord to the Tenant, accompanied by the Qualified Person’s statement that the relevant works have been completed and stating the actual amount of cost reduction. The amount of such cost reduction shall be amortised over rent such that the monthly rent for Phase 1 Works (as set out in the Lease) shall be adjusted downwards (after adjustment, the “Variation Rent (Reduction)”) as follows:

8.2% x Y
12

(where “Y” means the costs savings from costs reduction arising from the implementation of such amendment or modification accruing to the Tenant).

(b)	the Minimum and Maximum Buyback Prices (as defined in the Lease) shall be adjusted accordingly as set out below:

Additional Minimum Price =	Variation Rent (Reduction) x 12 x (1.02)[5]
7.55%

Additional Maximum Price =	Variation Rent x 12 x (1.02)[5]
7.02%

11.	DEFECTS

11.1	Remedying Defects

Without prejudice to the Landlord’s and Tenant’s obligations under the Lease in respect of repair and maintenance of the Facility and upkeep of the Land, the Landlord must make good at its own cost and expense any defect in the Facility (including, where applicable, any mechanical and electrical equipment) resulting from the workmanship and/or materials of the Landlord and/or Main Contractor or the Landlord’s agents, employees or appointed sub-contractors, including but not limited to any damage, shrinkage, deterioration, seepage, leakage, failure, lack of fitness, non-satisfaction of performance specifications or other requirements under the Detailed Plans and Specifications, or other faults in relation to the Works, which appears or becomes apparent before or within the Defects Liability Period.

For the avoidance of doubt, the Landlord shall not be required to make good any defect which is caused by any act, negligence or omission of the Tenant, its employees, agents, workmen, Approved Contractors, contractors or invitees.

11.2	Cost of Remedying Defects

Subject to Clause 11.3, all rectification works referred to in Clause 11.1 shall be executed by the Landlord at its own cost.

11.3	Landlord to Investigate

If any defect in the Property or in such parts of the Facility appears at any time from the commencement of Works to the end of the Defects Liability Period, the Tenant’s Representative may instruct the Landlord to investigate under the direction of the Tenant’s Representative the cause of the defect. If such defect is one which arose from some default by the Landlord and/or the Main Contractor or any of the Landlord’s agents, employees or appointed sub-contractors, the cost of the work carried out in such investigation shall be borne by the Landlord, but if such defect(s) arose from the default by the Tenant or any of its agents, employees or Approved Contractors, the costs of the works carried out in such investigations shall be borne by the Tenant.

11.4	Liability at Common Law

The provisions of Clauses 11.1 to 11.3 shall not derogate in any way whatsoever from the Landlord’s liability under this Agreement or otherwise for defective work at common law.

12.	NO ASSIGNMENT

The Tenant shall not assign its interests, rights or benefits under this Agreement or transfer its liability under this Agreement (collectively, “Assignment”) or sub-let license or in any way dispose of or part with possession of the Property or any part thereof either by way of sub-letting sharing or other means whereby any company or person or persons not a party to this Agreement obtains the use or possession of the Property or any part thereof irrespective of whether or not any rental or other consideration is given for such use or possession save with the Landlord’s approval in writing, and Provided Always that any Assignment shall be in favour of a Singapore incorporated entity which is wholly owned by Equinix Inc. whether directly or indirectly (“Assignee”) Provided further that the Landlord shall only give its approval in writing to the Assignment subject to compliance with the following:

(a)	JTC and any other relevant Authority has given its written approval to the Assignment (“JTC Consent”) on terms which are acceptable to the Landlord;

(b)	the Landlord and the Tenant and the Assignee shall prior to the Assignment enter into a deed of assignment which incorporates a corporate guarantee and indemnity to be provided by the Tenant to guarantee the performance of the obligations of the Assignee under this Agreement;

(c)	fresh banker’s guarantee(s) pursuant to this Agreement is / are provided to the Landlord prior to the Assignment;

(d)	the Assignee shall prior to the Assignment enter into a lease agreement with the Landlord on the same terms and conditions as the Lease (save for the incorporation of a corporate guarantee and indemnity to be provided by the Tenant to guarantee the performance of the obligations of the Assignee under the Lease);

(e)	the Tenant and/or the Assignee shall accept and comply with the terms of the JTC Consent, such acceptance to be given to JTC prior to the Assignment; and

(f)	the Tenant and/or the Assignee shall accept and comply with any other terms and conditions which the Landlord may reasonably impose when granting its approval to the Assignment.

13.	RESCISSION BY LANDLORD UPON THE TENANT’S DEFAULT

13.1	For the purposes of this Clause 13, an event of default shall occur if:

(a)	the Tenant is in breach of Clause 12; or

(b)	the Tenant becomes insolvent or a judicial manager and/or receiver is appointed in respect of any properties or assets of the Tenant or distress or execution is enforced against any part of the assets of the Tenant, or if events or circumstances analogous to any of the foregoing events occurs in relation to the Tenant under the laws of any jurisdiction.

13.2	Upon the occurrence of an event of default under Clause 13.1, the Landlord may rescind this Agreement and the Lease by giving 14 Days’ written notice to the Tenant to that effect (but such rescission shall not prejudice the rights and remedies of either Party against the other in respect of any antecedent breaches).

13.3	Upon such rescission by the Landlord:

(a)	the Tenant’s interest in and the rights in relation to the Property shall cease and determine; and

(b)	provided that the Tenant’s Works (whether completed, uncompleted or partially completed) have been carried out at the date of such rescission by the Landlord, the Tenant shall at its own cost and expense reinstate and restore the Facility to its original state and condition as at the completion of the Works in accordance with the Landlord’s as-built plans (removing all trade equipment of the Tenant that may be installed at the Facility, if any) and if the Tenant fails to do so, the Landlord may effect the same at the Tenant’s cost and expense and all such costs and expenses to reinstate and restore the Facility to their original state and condition incurred by the Landlord shall be paid by the Tenant to the Landlord within 14 Days of demand from the Landlord.

14.	EXECUTION AND TERMS OF THE LEASE

14.1	The Parties shall enter into the Lease within 14 Days from the date of issuance by the Qualified Person of a certificate addressed to the Landlord certifying that the Phase 1 Works and the Phase 2 Works (if applicable) have been completed in accordance with the Detailed Plans and the Detailed Specifications and that the TOP has been issued (the “Conditions Satisfaction Date”). The Landlord shall deliver possession of the Property to the Tenant on the Conditions Satisfaction Date. Notwithstanding that the Lease may not have been executed within 14 Days from the Conditions Satisfaction Date, the Parties hereby acknowledge and agree that the commencement date of the Lease shall be the date falling 28 Days from the Conditions Satisfaction Date (“Lease Commencement Date”) which shall in no event be a date less than five (5) months and eight (8) Days from the Phase 1 Water Tight & Ready for Phase 2 Works Completion Date and the Landlord shall remain responsible for the completion of the Works in accordance with the terms of this Agreement.

14.2	Prior to the commencement of the Lease, the Landlord shall at its own cost cause to be carried out a survey of the Property by a registered surveyor to determine the NLA. For the purposes of the Lease, the NLA so determined by the registered surveyor and certified by such registered surveyor in a certificate to the Landlord (the “Certified NLA”) shall be final and conclusive, and:

(a)	if (i) the Certified NLA is the same as the Adjusted Contracted NLA, or (ii) differs from the Adjusted Contracted NLA and the difference (whether in excess or shortfall) is 3% or less than 3% of the Adjusted Contracted NLA, the floor area to be inserted in the First Schedule of the Lease as the NLA shall be the Adjusted Contracted NLA; and;

(b)	if the Certified NLA differs from the Adjusted Contracted NLA and the difference (whether in excess or shortfall) is more than 3% of the Adjusted Contracted NLA, the floor area to be inserted in the First Schedule of the Lease as the NLA shall be the Certified NLA.

15.	RIGHTS AND OBLIGATIONS BEFORE EXECUTION OF THE LEASE

15.1	Until the completion by the Parties of the Lease,

(a)	the terms of the Lease will apply and be binding on the Parties as though they had been incorporated in this Agreement;

(b)	the Parties must comply with their respective obligations in the Lease;

(c)	the Landlord may use any available remedy for a breach of obligation by the Tenant as if the Lease had been granted;

(d)	the Tenant may use any available remedy for a breach of obligation by the Landlord as if the Lease had been granted; and

(e)	the Tenant must make all payments in the same manner and at the same times as if the Lease had been granted.

15.2	The provisions of this Agreement shall remain in full force and effect after the date of perfection of the Lease, in so far as such provisions are still required to be observed and performed and are not repeated or inconsistent with the Lease.

16.	SECURITY DEPOSIT

16.1	Deposit

The Tenant shall on or within 10 Business Days of the execution of this Agreement deposit with the Landlord the sum set out in Item 4(a)(i) of the Third Schedule of the Lease.

The Deposit shall be held by the Landlord as security for the due performance and observance by the Tenant of all and singular the several stipulations covenants and conditions on the part of the Tenant herein contained and contained in the Lease (as may be applicable).

If the Tenant shall fail to perform and observe the said stipulations covenants and conditions and has not commenced the remedy of such breach within 14 Days after receipt of the Landlord’s written notice in that effect (or such shorter period as may be reasonably determined by the Landlord having regard to the extent and nature of the breach), the Landlord shall be entitled (but not obliged) to apply the Deposit or any part thereof towards payment of moneys outstanding or making good any breach by the Tenant or to deduct from the Deposit any loss or expense to the Landlord occasioned by such breach but without prejudice to any other right or remedy which the Landlord may be entitled to.

If any part of the Deposit shall be applied or deducted as aforesaid, the Tenant shall within 14 Days of demand by the Landlord furnish to the Landlord in cash (or by way of a fresh bank guarantee in accordance with Clauses 16.4 to 16.6) an amount equivalent to the sum so applied and/or deducted from the Deposit (“Replacement Amount”). Provided Always that the Tenant is to deposit with the Landlord the Replacement Amount in cash if no bank guarantee is issued for the Replacement Amount within 14 Days of demand by the Landlord.

For the avoidance of doubt, the Landlord shall be entitled to apply or deduct the Deposit or any part thereof for any breach under this Agreement up to three (3) months after the Lease Commencement Date and the Tenant shall remain obliged to furnish the Replacement Amount in the event of the Deposit being so applied or deducted by the Landlord.

16.2	Increase in Deposit

Subject to the provisions of this Clause 16.2, the Deposit shall be maintained at an amount equivalent to the sum set out in Item 4(a)(i) of the Third Schedule of the Lease for the Initial Period (as defined hereinafter).

If the Rent for the Initial Period is increased in accordance with the provisions of the Lease (save for the increment in Rent further to the yearly rent escalation of 2% per annum on the preceding year’s Rent set out in Item 3 of the Third Schedule of the Lease), then the Deposit shall be increased proportionately and the Tenant shall within 14 Days of demand furnish to the Landlord in cash (or by way of a fresh bank guarantee in accordance with Clauses 16.4 to 16.6) an amount equivalent to the increment in the Deposit.

Upon the Tenant’s exercise of the Phase 2 Works Option and the Phase 3 Works Option, the Deposit shall be increased by an amount equivalent to 36 months of the Phase 2 Rent as stated in Item 4(b) of the Third Schedule of the Lease and by 36 months of the Phase 3 Rent as stated in Item 4(c) of the Third Schedule of the Lease.

The Tenant shall immediately pay to the Landlord such increase in the amount of the Deposit by way of a fresh bank guarantee (in accordance with Clauses 16.4 to 16.6) and additionally, such bank guarantee shall (a) in respect of the Deposit payable upon the exercise of the Phase 2 Works Option (“Phase 2 Works Option Deposit”) be on the same terms and bear the same expiry date as the Bank Guarantee issued in respect of the Initial Period and shall (b) in respect of the Deposit payable upon the exercise of the Phase 3 Works Option (“Phase 3 Works Option Deposit”) be on the same terms and bear the same expiry date as the Bank Guarantee issued in respect of the Second Period (as defined in the Lease); or the Tenant may combine the Phase 2 Works Option Deposit and the Phase 3 Works Option Deposit with the Initial Period Sum and furnish a fresh bank guarantee for the aggregate amount which bank guarantee shall be on the same terms and bear the same expiry date as the Bank Guarantee issued in respect of the Second Period, which aggregate amounts shall be maintained for a period of 10 years from the Lease Commencement Date.

16.3	Forfeiture of Deposit

Notwithstanding Clause 16.1, the whole of the Deposit may in the Landlord’s sole discretion be forfeited to the Landlord if the Tenant:

(a)	goes into liquidation or has any order made or resolution passed for its winding-up or shall otherwise become insolvent or make an assignment or arrangement for the benefit of its creditors; or

(b)	breaches or does not perform or comply with any one or more of the terms and conditions of this Agreement or the Lease (as the case may be).

For the avoidance of doubt, it is hereby agreed and declared that the Deposit does not constitute a penalty or liquidated damages and that any forfeiture of the Deposit by the Landlord shall be without prejudice to any other rights or remedies that the Landlord may be entitled to.

16.4	In lieu of a cash security deposit, the Tenant may furnish to the Landlord the Deposit by way of bank guarantee(s) (each, a “Bank Guarantee”), in which case the following conditions shall apply:

(a)	the Bank Guarantee shall be irrevocable and unconditional, issued by a commercial bank holding a full banking licence with the Monetary Authority of Singapore acceptable to the Landlord, acting reasonably;

(b)	the Bank Guarantee shall be an “on-demand” bank guarantee in the form in Appendix 1, with such modifications as may be agreed between the Parties; and

(c)	the Bank Guarantee shall be issued for an initial period of seven (7) years commencing from the date of execution of this Agreement and expiring on the Day falling seven (7) years from the date of execution of this Agreement (“Initial Period”) for the Initial Period Sum.

For the avoidance of doubt, this Clause 16.4 shall be without prejudice to the provisions of provisions of Clause 16.2 with respect to any increase in the amount of Deposit payable by the Tenant

16.4A	(a)

It is hereby agreed that the Bank Guarantee shall have successive terms of twelve (12) months each, the first of such term commencing on the date of execution of this Agreement and shall be automatically extended for further periods of twelve (12)

months (each such twelve (12) month period shall herein be called a “Guaranteed Period”) until the expiry of the Initial Period.

(b)	If the guarantor under the Bank Guarantee gives to the Landlord 90 Days’ written notice prior to the expiry of any Guaranteed Period of the guarantor’s intention not to extend the Bank Guarantee in respect of the next Guaranteed Period, the Landlord shall be entitled upon receiving such notice of the guarantor’s intention to demand a replacement Bank Guarantee for the balance of the Initial Period to be furnished at least 45 Days before the expiry of the Guaranteed Period failing which the Landlord shall be entitled to demand payment under the Bank Guarantee without affecting its rights in relation to the Bank Guarantees to be issued for the remaining periods under which the Deposits are payable in accordance with the provisions of Clause 3 of the Lease. Notwithstanding the above, the Parties agree in the event that the Landlord demands and receives payment under the Bank Guarantee in respect of a Guaranteed Period, the Tenant shall be required to top up the payment received by the Landlord under the Bank Guarantee (by cash or by a way of a fresh Bank Guarantee) to an amount equivalent to the Deposit payable for the period falling thereafter in accordance with the provisions of this Clause 16 such that the amount of Deposit held by the Landlord after such topping up equals the Deposit payable for that aforesaid period.

Provided Always that, without affecting the generality of (a) above, (i) in the event that the Bank Guarantee for the Initial Period (or any replacements thereof) is to expire before the expiry of five (5) years from the Lease Commencement Date, the Tenant shall procure the guarantor to issue a replacement Bank Guarantee at least 45 Days before the expiry of the Initial Period for the period commencing from the expiry of the Bank Guarantee for the Initial Period (or any replacements thereof) up to the expiry of five (5) years from the Lease Commencement Date; and (ii) in the event that the Bank Guarantee for the Initial Period (or any replacements thereof) will only expire after the expiry of five (5) years from the Lease Commencement Date, the Tenant shall procure the guarantor to issue the Bank Guarantee for the Second Period at least 45 Days before the expiry of five (5) years from the Lease Commencement Date and the Landlord shall in exchange for the Bank Guarantee for the Second Period return the Bank Guarantee for the Initial Period to the Tenant for its cancellation, failing which, in either case of (i) or (ii), the Landlord shall be entitled to demand payment under the Bank Guarantee without affecting its rights in relation to the Bank Guarantees to be issued for the remaining periods under which the Deposits are payable in accordance with the provisions of Clause 3 of the Lease, as the case may be. Notwithstanding the above, the Parties agree in the event that the Landlord demands and receives payment under the Bank Guarantee under (ii) above, the Tenant shall only be required to top up the payment received by the Landlord under the Bank Guarantee for the Initial Period (by cash or by way of a fresh Bank Guarantee) to an amount equivalent to the Deposit payable for the Second Period such that the amount of Deposit held by the Landlord after such topping up equals the Deposit payable for the Second Period.

16.5	Any Bank Guarantee furnished by the Tenant to the Landlord for any Replacement Amount required under Clause 16.1, any fresh Bank Guarantee furnished by the Tenant to the Landlord in respect of any increase or reduction in the amount of the Deposit, in either case in accordance with Clause 16.2, or any Bank Guarantee (or any replacements thereof) furnished pursuant to Clause 16.4A, shall also comply with the provisions of Clauses 16.4 (a) to (c) (where applicable) and such Bank Guarantee(s) shall at all times secure the payment of the full amount of the Deposit then applicable.

16.6

Where the Deposit and/or any Replacement Amount has been furnished by the Tenant by way of Bank Guarantee(s), the Landlord must return to the Tenant such Bank Guarantee(s) within 15 Business Days after the date of expiry of the Bank Guarantee for cancellation unless a fresh Bank Guarantee is to be issued in which case, the Bank Guarantee shall be returned for cancellation in exchange. In particular, the Tenant shall, no later than 45 Days prior to the expiry of the Initial Period (subject to the proviso under Clause 16.4A), procure a Bank Guarantee for the Second Period in accordance with Clause 3 of the Lease and provide to the Landlord evidence of a currently dated Bank Guarantee for the Second Period.

16.7	For the avoidance of doubt, upon the Lease Commencement Date, Clause 3 of the Lease shall apply in relation to the furnishing and maintenance of all security deposits furnished under this Agreement and under the Lease.

17.	LEGAL FEES AND STAMP DUTY

17.1	The Tenant will be required to pay the estimated stamp duties and any necessary adjudication fees on the acceptance of this Agreement (in duplicate). Upon the outcome of the stamp duty assessment, where the estimated stamp duty so paid is less than the assessed duty, the Tenant shall within the time period prescribed by law, top up the shortfall to enable the Landlord to effect stamping within the time prescribed and any penalty payable arising from delay in stamping attributable to the Tenant shall be borne by the Tenant. Any excess estimated stamp duty paid by the Tenant shall be refunded to the Tenant without interest after the assessed duty is known.

17.2	The Tenant shall pay or indemnify the Landlord (on a full indemnity basis) against:

(a)	the stamp duty including penalty fees, adjudication fees and additional stamp duty (if any) in respect of this Agreement and any other document relating to this Agreement herein and the Lease; and

(b)	all legal costs and fees and such other expenses incurred by the Landlord in consulting solicitors and/or in connection with the enforcement of any provision of this Agreement and the Lease.

17.3	The Parties shall bear their respective legal costs, fees and disbursements incurred by it in connection with the negotiation, preparation and completion of this Agreement (in duplicate), the Lease and any other document relating to this Agreement.

18.	TAXES

(a)	Any sums payable by the Tenant under this Agreement (hereinafter collectively called “Agreed Sum”) shall, as between the Landlord and the Tenant, be exclusive of any applicable goods and services tax, imposition, duty and levy whatsoever (hereinafter collectively called “Taxes”) which may from time to time be imposed or charged before, on or after the date of this Agreement (including any subsequent revisions thereto) by any government, quasi-government, statutory or tax authority on or calculated by reference to the amount of the Agreed Sum (or any part thereof) and the Tenant shall pay all such Taxes or reimburse the Landlord for the payment of such Taxes, as the case may be, in such manner and within such period as to comply or enable the Landlord to comply with any applicable orders or directives of such authorities and the relevant laws and regulations.

(b)

The rights of the Landlord under this Clause shall be in addition and without prejudice to any other rights or powers of the Landlord under any applicable order or directive of the Authorities or any relevant law or regulation, to recover from the Tenant the amount of such Taxes which may be or is to be paid or borne by the Landlord.

(c)	The Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord arising from any claim, demand, proceeding or action that may be made or instituted by the Authorities in respect of such Taxes and resulting from any failure or delay on the part of the Tenant in the payment and discharge of any such Taxes.

19.	SETTLEMENT OF DISPUTES

Reference to Arbitration

In the event of any dispute between the Parties in connection with or arising out of this Agreement or the Works, including any dispute as to the existence, validity or termination of this Agreement, the Parties shall refer the dispute for arbitration by a sole arbitrator agreed upon by the Parties within 14 Days of either Party giving written notice requiring arbitration to the other. If no agreement can be reached, the arbitrator shall be appointed, on the application of either Party, by the Chairman for the time being of the Singapore International Arbitration Centre. The place of arbitration shall be Singapore. Any such reference shall be deemed to be submission to arbitration within the meaning of the Arbitration Act (Chapter 10 of Singapore) or any re-enactment or modification thereof and be in accordance with the Arbitration Rules of the Singapore International Arbitration Centre at the time being in force.

20.	RECOVERY BY THE PARTIES

20.1	Wherever in this Agreement provision is made for a Party to recover any amount from the other Party such amount may be deducted from or reduced by any sum due or to become due at any time thereafter from the first Party to the other Party under this Agreement or may be recovered by the first Party from the other Party as a debt.

20.2	In the event there is a delay in payment by a Party of any sum to the other Party under this Agreement, the first-mentioned Party shall be liable to pay interest to the other Party at the rate of 12% per annum commencing from the Day immediately following the due date of payment up to the actual date of payment.

21.	GOVERNING LAW AND NOTICES

21.1	Law

(a)	The law governing this Agreement and any arbitration commenced under this Agreement shall be the law of Singapore, and any such arbitration shall be held in Singapore.

(b)	Unless otherwise expressly stated in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any of its terms.

21.2	Notices

(a)	Each Party shall provide an address in Singapore for service of document, hereafter referred to as the “Service Address”.

(b)	Each Party shall give 14 Days’ written notice to the other Party before any change in the Service Address.

(c)	All certificates, notices or instruction to be given to a Party to the other Party under the terms of this Agreement shall be sent by post or facsimile transmission to or left at the Service Address.

(d)	Without prejudice to any other method of service that is authorised by law, service of any originating process by a Party on the other Party shall be deemed to be due service if it is posted to or left at the Service Address.

22.	MISCELLANEOUS

22.1	Variation of Agreement

This Agreement may not be varied except by an agreement in writing signed by the duly authorised representative of both Parties.

22.2	Representations

It is acknowledged by the Parties that in relation to this Agreement, each Party has not acted or relied on any representations made by or on behalf of the other Party except those which are contained in this Agreement (if any). This Agreement and the Lease constitutes the entire contract between the Parties. However, nothing in this Clause shall affect the validity and binding effect of any subsequent agreements in writing signed between the Parties.

22.3	Non-Merger

The provisions of this Agreement shall remain in full force and effect after the grant of the Lease, in so far as they are still required to be observed and performed and are not repeated or inconsistent with the Lease.

23.	ACKNOWLEDGEMENT BY PARTIES

23.1	Capacity

Notwithstanding any provision to the contrary in this Agreement, each of the Parties to this Agreement acknowledges and agrees that the Landlord has entered into this Agreement only in its capacity as trustee of Mapletree Industrial Trust and not in the Landlord’s personal capacity and all references to the Landlord in this Agreement shall be construed accordingly. Accordingly, notwithstanding any provision in this Agreement, the Landlord has assumed all obligations under this Agreement in its capacity as trustee of Mapletree Industrial Trust and not in its personal capacity and any liability of or indemnity given by the Landlord under this Agreement any power or right conferred on any receiver, attorney, agent and/or delegate is limited to the assets of Mapletree Industrial Trust over which the Landlord has recourse and shall not extend to any personal or other assets of the Landlord or any assets held by the Landlord as trustee of any trust (other than Mapletree Industrial Trust). Any obligation, matter, act, action or thing required to be done, performed or undertaken by the Landlord under this Agreement shall only be in connection with matters relating to Mapletree Industrial Trust (and shall not extend to the Landlord’s obligations in respect of any other trust or real estate investment trust of which it is a trustee).

23.2	No recourse

It is hereby agreed that each of the Parties’ obligations under this Agreement will be solely the corporate obligations of that Party and there shall be no recourse against the shareholders, directors, officers or employees of that Party for any claims, losses, damages, liabilities or other obligations whatsoever in connection with any of the transactions contemplated by the provisions of this Agreement.

23.3	Legal action or proceedings

For the avoidance of doubt, any legal action or proceedings commenced against the Landlord whether in Singapore or elsewhere pursuant to this Agreement shall be brought against the Landlord in its capacity as trustee of Mapletree Industrial Trust and not in its personal capacity.

24.	CONFIDENTIALITY OF INFORMATION

Both Parties agree to hold all the terms and conditions of this Agreement in strict confidence and not to disclose the same to any party except to each Party’s respective directors, officers and employees who are directly involved in this Agreement. Notwithstanding the aforesaid, the confidentiality obligations shall not apply to:

(a)	any information which is already generally known to the public and which is not released to the public domain in breach of either Party’s confidentiality obligations hereunder;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any Authorities or disclosed pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council);

(c)	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal in Singapore;

(d)	any information disclosed by either of the Parties to their respective bankers, financial advisors, consultants, Main Contractor, Approved Contractors, licensed valuers and legal or other advisors;

(e)	any information which is required to be disclosed to the holding company of either Party and either Party’s branches or offices or related corporations (as defined in the Companies Act (Chapter 50 of Singapore);

(f)	(in respect of either Party’s confidentiality obligation) any information which is required to be disclosed to any actual or potential purchaser or transferee of the Facility or any part thereof, any actual or potential assignee of either Party, any actual or potential investor, mortgagee, chargee, financial adviser, consultant, valuer, manager, trustee, legal or other advisers in either Party or the Facility or any part thereof (collectively, “Interested Parties”), or to any actual or potential banker, mortgagee, chargee, financial advisor, consultant, valuer, manager, trustee, legal or other advisers of any of the Interested Parties, and in connection with such disclosure, either Party is entitled to include any such information in any document which is publicly available; and

(g)	any information which either Party has consented in writing to its disclosure by the other Party.

25.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

THE LANDLORD

SIGNED by	)
for and on behalf of	) /s/ Tham Kuo Wei
DBS TRUSTEE LIMITED	) Tham Kuo Wei
AS TRUSTEE OF MAPLETREE INDUSTRIAL TRUST	) CEO, MITM
in the presence of:	)

/s/ Sandra Loke
Witness’ signature
Name: Sandra Loke

THE TENANT

SIGNED by	)
for and on behalf of	) /s/ Clement Goh
EQUINIX SINGAPORE PTE. LTD.	) Clement Goh
in the presence of:	) Managing Director

/s/ Kent Wong
Witness’ signature
Name: Kent Wong